Exhibit 99.1

FOR IMMEDIATE RELEASE

Safeway Inc. Appoints New Board Member

PLEASANTON, CA - March 16, 2011 - Safeway Inc. announced the appointment of T. Gary Rogers to the company’s board of directors. The company’s board of directors will expand from 9 to 10 members with this new appointment.

“Gary’s vast experience as a supplier to the grocery industry, his business acumen and experience as a director will be great assets to the board,” said Safeway Chairman, President and Chief Executive Officer, Steve Burd. “We are pleased he is joining our board.”

Mr. Rogers is the former Chairman and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., which he led since 1977 and developed into the nation’s largest ice cream company. He retired in 2007, after the company was sold to Nestlé, one of the world’s largest food companies. Rogers is also the former Chairman of the Board of Levi Strauss & Co, where he served as a director from 1998 to 2008. He also served on the board of the Federal Reserve Bank of San Francisco from 2005 through 2010, the last two years as Chairman.

He is also currently on the advisory boards of Shorenstein Properties and Stanislaus Food Products as well as a number of public service boards. Rogers previously served on the boards of Foster Farms, The Wine Group, GardenAmerica, Il Fornaio and Marathon Meat.

Rogers holds a B.S. in Mechanical Engineering from the University of California at Berkeley and an MBA from Harvard Business School, where he was a Baker Scholar.

He was named Harvard Business School Business Leader of the Year, Dairy Industry Executive of the Year and is a member of the Bay Area Business Hall of Fame.

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,694 stores in the United States and Canada and had annual sales of $41.1 billion in 2010.

Contact: Christiane Pelz (925) 467-3832